UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant [ ]
File by a Party other than the Registrant [X]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-12

HILL INTERNATIONAL INC.

(name of Registrant as Specified in its Charter)

BULLDOG INVESTORS, LLC
Park 80 West – Plaza Two
250 Pehle Ave., Suite 708
Saddle Brook, NJ 07663

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:
[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

Hill International

Investor Presentation

By

Bulldog Investors

July 2016

Our Agenda

- Replace 3 ineffective directors with a total tenure of 40 years
- Our nominees will focus on creating shareholder value by:
  - Reviewing management effectiveness
  - Bringing a sense of urgency to a complacent board
  - Implementing true pay for performance standards
  - Reviewing corporate governance practices
  - Giving thorough and unbiased consideration to all value maximizing options and strategic alternatives
  - Reviewing corporate overhead

Why is change needed on the board?

- Failure to hold management accountable for poor performance
- Egregious executive compensation
- Failure to give adequate consideration to buyout proposal
- A series of accounting issues that have damaged the company's credibility
- Poor corporate governance

Poor stock performance compared to peer group and index


Comparison of Cumulative Total Return
250.0
200.0
150.0
100.0
50.0
0.0
Jan-2010
Apr-2010
Jul-2010
Oct-2010
Jan-2011
Apr-2011
Jul-2011
Oct-2011
Jan-2012
Apr-2012
Jul-2012
Oct-2012
Jan-2013
Apr-2013
Jul-2013
Oct-2013
Jan-2014
Apr-2014
Jul-2014
Oct-2014
Jan-2015
Apr-2015
Jul-2015
Oct-2015
Jan-2016
Apr-2016
Jul-2016
Hill International, Inc.
Russell 2000
Peer Group

Peer group used in 10-K: AECOM (ACM), Exponent, Inc. (EXPO), Fluor Corporation (FLR), ICF International, Inc. (ICFI), Jacobs Engineering Group, Inc. (JEC), KBR, Inc. (KBR), Navigant Consulting, Inc. (NCI), Tutor Perini Corporation (TPC), and Tetra Tech, Inc. (TTEK)

Declining operating margin

Operating margin is declining, while SG&A is increasing .


Operating Margin
8%
7%
6%
5%
4%
3%
2%
1%
0%
7%
6%
5%
2013
2014
2015


SG&A as a % of revenue
38%
38%
37%
37%
36%
36%
35%
35%
34%
35%
37%
38%
2013
2014
2015

Rejection of buyout offer

Rejected

$5.50 / share

Offer

In May 2015, DC Capital Partners publically filed a letter proposing to acquire the company for $5.50 per share on a fully diluted basis, which represented a premium of 40.7% .

The next day, board rejected it and implemented a poison pill.

Rejected

$4.75 / share

Offer

Again in Dec 2015, DC Capital partners proposed to acquire the company for $4.75 per share, which represented a premium in excess of 45%.

The board rejected it.

David Richter made promises that have not been fulfilled

Promises from David Richter in August 2015	Actual performance delivered by David Richter
1. **Revenue**: Consulting fee revenues between $650 million and $675 million for 2015	Consulting fee revenue totalled $631 million for 2015.
2. **EBITDA**: Achieve EBITDA between $52 million and $68 million for 2015.	EBITDA totalled just $41.8 million for 2015.
3. **Cost savings**: For 2015, realize $25 million in cost savings that would translate into significantly higher earnings.	Cost-savings are not apparent and operating profit declined in dollar terms by 9% in 2015 compared to 2014.

We believe certain undisclosed commitments were made to several large shareholders, who in return voted to back the current management's recommendation *not* to explore strategic alternatives. - DC Capital Partners, December 2015

Supporting link: 2015 projections

Magical "Cost-savings" that shareholders cannot see

<u>**During Q3 2015 conference call**</u>

Unidentified Analyst: Well, do you feel or can you illustrate that you've delivered on I believe the number you gave in the past was about $25 million in cost cutting. Have you delivered on that guidance?
David Richter: We have through September 30, we have implemented about $21 million of the $25 million of cost cutting and we will do a little bit more during the fourth quarter, but I guess this will be shorter than $25mm, but we will have gotten probably at least 90% of the way there.

Unidentified analyst: Okay. So you are saying if I'm understanding you correctly, you will deliver approximately $21 million of the $25 million in cost savings?

David Richter: No, we already have delivered that.

Our response: Where are the savings? Both cost of services and SG&A increased in dollar terms and as a % of revenue!

($ millions)	2014	2015
Consulting fee revenue	577.1	631.0
Total direct expenses	394.2	452.0
SG&A	213.4	237.5
Operating profit	33.9	30.8
Total direct expenses as a % of revenue	68.3%	71.6%
SG&A as a % of revenue	36.9%	37.6%
Operating margin	5.9%	4.9%

David Richter is overpaid

- David Richter's total salary is 53% of the company's 2015 net income.

•David Richter was given a salary increase to $1.5 million from $1 million on January 1, 2015.

Total compensation ($ millions)	3.6
Net Income ($ millions)	6.9
Total compensation as a % of net income	53%

- Among its peer group, Hill International ranks #1 in terms of CEO base salary, and #2 in overall compensation despite being smaller than average in terms of market capitalization, enterprise value, revenues and EBITDA.

	Market Capitalization (millions)	Enterprise Value (millions)	Revenues (millions)	EBITDA (millions)	CEO Base Salary	CEO Total Reported Comp
Hill International	$225.1	$353.7	$637.1	$50.7	$1,500,000	$3,629,505
CRA International, Inc.	$233.4	$210.0	$306.4	$22.7	$660,000	$2,280,898
Exponent, Inc.	$1,528.7	$1,373.7	$298.5	$75.8	$644,231	$2,223,625
Huron Consulting Group, Inc.	$1,338.8	$1,675.7	$725.1	$162.4	$900,000	$4,188,068
Navigant Consulting, Inc.	$821.7	$1,029.9	$856.1	$122.6	$830,769	$3,501,750
Average (excluding Hill)	980.7	1,072.3	546.5	95.9	$758,750	$3,048,585
Median (excluding Hill)	1,080.3	1,201.8	515.8	99.2	$745,385	$2,891,324

Irvin Richter’s no show job consumes 20% of Hill’s net income

Irvin Richter, the chairman of the board, collects an annual base salary of $1.4 million. In addition, he gets two vehicles for his use, company paid life insurance (premiums of $163,750 per annum) and six weeks of vacation even though “he shall not be required to devote any specific or minimum hours to the fulfilment of his duties”.

Cash compensation ($ million)	1.4
Net Income ($ million, FY 2015)	6.9
Cash compensation as a % of net income	20.3%

The company has never explained what Irvin Richter actually does.

Lack of support from public shareholders for say-on-pay proposal

•Excluding insider and affiliated votes, we note that the 2014 say-on-pay proposal only received the support of approximately 16.1% of the votes cast by unaffiliated public shareholders.

•In our view, the broad lack of public shareholder support for the say-on-pay proposal should have been a fairly clear indication to the board that the Company's executive compensation program needed to be improved.

Recent so-called "Changes" are cosmetic

- Despite the pronounced need for shareholder representation in the boardroom, the incumbents refused to accept any member of the "concerned Hill International shareholder" group.

- Failed to address "pay-for-performance" and excessive CEO and Chairman compensation.

- The fact that it takes a proxy contest for this Board to start addressing in a very limited way some basic corporate governance issues is telling on how reactive this Board is.

- We do not believe these "cosmetic" changes go nearly far enough to put the Company on the right path towards substantial value creation.

How can moving to trophy-class office space create any value for shareholders?

• In 2014, the company signed a lease for approximately **60,000 square feet** of trophy-class office space at One Commerce Square located at 2005 Market Street in Philadelphia, PA.

Negatives of the move:

(1) Huge increase in rental expense
Ignoring the property taxes, utilities and other costs related to leased office space, the cost of "rental expense" has increased by $2.2 million.

($ millions)	2013	2015
Rental expense ($ millions)	12.4	14.6
Increase ($ millions)		2.2
Increase (%)		*17.5%*

(2) Significant increase in CAPEX for relocation
The company has spent in excess of $10 mm towards the relocation.

($ millions)	2013	2015
Property and equipment ($ millions)	10.6	23.7
Increase ($ millions)		13.1
Increase (%)		*123%*

Since the company signed the lease in late 2014, the rental expense & capital expense for that period wouldn't have reflected the full year expense. As such, 2014 is ignored.

(3) Higher compensation expenses in urban centers.

Positive of the move:

The Richters have REALLY NICE office space.

•We fail to see any "rational" reason for the company to move its HQ, except for the personal preference of David Richter.

Poor Governance

•On May 5, 2015, the Company adopted a shareholder rights plan ("poison pill"), without shareholder approval. We believe this could lead to board entrenchment and deter legitimate acquisition offers. One month later, after a shareholder revolt, the board rescinded the poison pill.

•Staggered Board.

•Even though Chairman and CEO are separate, father-son relationship exist between them.

•The size of board (9) is high for this company's size.

•Board of Directors is authorized to issue preferred stock without stockholder approval.

Material Weakness & Restatement of Financials

Restatement
On October 19, 2015, the Company determined that the Company's financial statements for the years 2014, 2013 and 2012 and for each of the quarters ended March 31, 2015 and June 30, 2015 can no longer be relied upon. The Company identified errors related to accounts receivable from the Libyan Organization for Development of Administrative Centres.

Material weakness

Based upon its assessment, management determined there was a material weakness in its internal control over the evaluation of, and accounting for the Libya Receivable.

As of March 31, 2016, the Company concluded that due to the on-going remediation associated with the material weakness identified in 2015 Annual Report its disclosure controls and procedures were ineffective.

Delay
On March 7, 2016 (the same day earnings were due to be released), Hill International announced that it needed to delay the release of its fourth quarter and full year 2015 financial results due to the continuing discussions with its independent accounting firm regarding the accounting treatment of certain accounts receivable, which could have a material effect on the Company's financial position and results of operations.

Our Nominees

- Charles Gillman
- Paul Evans
- David Sgro

Charles Gillman

Charles Gillman, age 45, has been the owner and Executive Managing Director of IDWR Multifamily Investment Office since 2013. He currently is the managing member of a number of private investment vehicles. From 2001-2013 he served as a Portfolio Manager for Nadel and Gussman, a holding company with a number of business interests. He currently serves on the board of the following public companies: Digirad Corporation (member of the Corporate Governance Committee and Strategic Advisory Committee), Novation Companies (member of the Investment Committee) and Datawatch Corporation (member of the Compensation and Nomination and Governance Committees). Previously, he served on the board of the following public companies: Aetrium, Inc., InfuSystem Holdings, Inc., PMFG Inc., On Track Innovations Ltd., MRV Communications Inc., Littlefield, Hooper Holmes, and Compumed Inc. We believe Mr. Gillman's experience as a director of other companies, as a portfolio manager, and in mergers and acquisitions and divestitures qualifies him to serve as a director.

Paul Evans

Paul Evans, age 48. From 2012-2015 Mr. Evans served as Vice President, Chief Financial Officer and Treasurer of MYR Group, an electrical infrastructure company and President of MYR Real Estate Company. From 2010-2011, Mr. Evans was Chief Executive Officer of Conex Energy Corporation, a privately-held company that developed renewable energy projects. From 2002-2009 he served as Treasurer and Corporate Officer of NorthWestern Energy, a multi-state utility that provides electricity and natural gas. Prior to NorthWestern Energy, Mr. Evans held corporate operational finance positions at Duke Energy North America, NRG Energy, and McLane Company, Inc. Mr. Evans is a Certified Public Accountant and holds a B.B.A. in Accounting from Stephen F. Austin State University and Masters of International Management from Thunderbird School of Global Management. We believe Mr. Evans' business experience qualifies him to serve as a director.

David Sgro

David Sgro, age 40, is a Senior Managing Director of Crescendo Partners, L.P. and has held various positions at Crescendo Partners since May 2005. He is also a Managing Member and Head of Research for Jamarant Capital, a private investment fund. Mr. Sgro also serves as an officer and director of Harmony Merger Corp. (NASDAQ:HRMN), a Special Purpose Acquisition Company. Mr. Sgro has been a director, and is the chairman of the audit committee, of SAExploration Holdings, Inc. (NASDAQ:SAEX), a provider of seismic data services to the oil and gas industries, since June 2013 and Pangaea Logistics Solutions Ltd. (NASDAQ:PANL), a provider of seaborne dry bulk transportation services to industrial customers, since October 2014. He has also been a director, and chairman of the audit committee, of ComDev International, a TSX listed designer and manufacturer of space hardware subsystems, from April 2013 to February 2016, and a director of Bridgewater Systems, Inc., a TSX listed telecommunications software company, from June 2008 to August 2011, and Primoris Services Corporation (NASDAQ:PRIM), a specialty construction company, from July 2008 to May 2011. Mr. Sgro also served as an officer and director of Quartet Merger Corp., from October 2013 until its merger with Pangaea Logistics Solutions Ltd. in October 2014 and as an officer and director of Trio Merger Corp., from March 2011 until its merger with SAExploration Holdings in June 2013. Prior to joining Crescendo Partners, Mr. Sgro held analyst positions with Management Planning, Inc. and MPI Securities, Inc. Mr. Sgro is a Chartered Financial Analyst (CFA) Charterholder and holds a B.S. in Finance from The College of New Jersey and an M.B.A. from Columbia Business School. We believe Mr. Sgro's experience as a director of public companies, his operational experience and financial expertise qualify him to serve as a director.

Footnotes: Say-On-Pay (2014)

- Total number FOR votes for the proposal (say on pay): 16.258 million votes
- Total number of shares held by insiders and affiliated investors (CEO's brother): 13.654 million shares

Overall-

- % of FOR votes voted by insiders: 83.9% (13.654 divided by 16.258)
- % of FOR votes voted by others: 16.1%
-

Other data (below data is as per 2014 DEF)

- Insider ownership (excluding option): 28.2%
- David Richter's brother: 5.5%
- Total: 33.7%

Source

Voting results:

https://www.sec.gov/Archives/edgar/data/1287808/000110465914045849/a14-12354_28k.htm

DEF14 (2014)

https://www.sec.gov/Archives/edgar/data/1287808/000104746914004389/a2219856zdef14a.htm